Exhibit 99.1

Trikon	Technologies, Inc. Ringland Way, Newport, NP18 2TA, United Kingdom.

Press Release

TRIKON TECHNOLOGIES RECEIVES NASDAQ DELISTING NOTIFICATION

NEWPORT, Wales, United Kingdom, May 23, 2005 — Trikon Technologies, Inc. (Nasdaq: TRKN) today announced that it received a Nasdaq Staff Notification stating Trikon is not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) because Trikon has not yet filed its Quarterly Report on Form 10-Q for the period ended March 31, 2005.

Trikon was informed that, according to Nasdaq regulations, unless an appeal hearing is requested by Trikon on or before 4:00 p.m. Eastern Time on May 26, 2005, its common stock will be delisted from Nasadaq at the opening of business on May 31, 2005. In accordance with Nasdaq rules, Trikon intends to request an appeal hearing before a Nasdaq Listing Qualifications Panel for continued listing on The Nasdaq Stock Market. Pending a decision by the Nasdaq Listing Qualifications Panel, Trikon’s securities will remain listed on The Nasdaq Stock Market.

As previously announced, Trikon has concluded that it will restate its reported results for fiscal years 2000 through 2004 and the interim periods of 2003 and 2004 to reflect adjustments to certain allocations between account categories and between periods that were discovered following a review of Trikon’s accounting policies. As previously announced, Trikon expects to file its Amended Annual Report on Form 10-K/A that will contain its restated financial statements within the next two weeks, with its Quarterly Report of Form 10-Q to follow shortly thereafter.

Additionally, Nasdaq’s notification stated that at the opening of business on May 23, 2005 it will add an “E” to the end of Trikon’s ticker symbol until Trikon has fulfilled its SEC reporting obligation. As such, starting at the opening of business on May 23, 2005, Trikon will trade under the ticker symbol “TRKNE.”

About Trikon Technologies

Trikon Technologies is a technology leader in wafer fabrication equipment to the global semiconductor industry. Trikon develops and manufactures advanced capital equipment for plasma etching and chemical and physical vapor deposition (CVD and PVD) of thin films for use in the production of semiconductor devices. These are key components in all electronic products, such as telecommunication devices, consumer and industrial electronics and computers. More information is available on Trikon’s Web site at: www.trikon.com.

Trikon Technologies Contacts

Corporate contact: Carl Brancher	+44 1633-414111	carl.brancher@trikon.com

IR contact: Kevin Kirkeby	+1 646-284 -9416	kkirkeby@hfgcg.com

“Safe Harbor” Statement Under the Private Securities Litigation Act of 1995:

This news release contains certain forward-looking statements that include, without limitation, statements regarding the continued listing of Trikon’s common stock on the Nasdaq Stock Market and expectations as to the timing of the filing of Trikon’s Amended Annual Report on Form 10-K/A and its Quarterly Report on Form 10-Q. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially, including, but not limited to Trikon failing to file an appeal hearing request or otherwise obtain a stay from the delisting of its securities; in the event Trikon is successful in obtaining a stay from delisting and an extension to file its Quarterly Report on Form 10-Q from Nasdaq, Trikon still may not be able to comply with the Nasdaq listing requirements and may, at the end of the extension period, if any, be delisted; and potential internal, regulatory and third-party scrutiny of Trikon’s financial statements that may necessitate further restatements. Additional factors that may cause actual results to differ are included in the more detailed cautionary statements included in Trikon’s SEC reports, including, without limitation, its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

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